PRESS RELEASE

GE Announces Completion of GE Transportation and Wabtec Merger

BOSTON – February 25, 2019 – GE (NYSE: GE) announced today the completion of the spin-off and subsequent merger of its transportation business with Wabtec Corporation (NYSE:WAB).

GE Chairman and CEO H. Lawrence Culp, Jr., said, “Today’s update is another important landmark in executing GE’s portfolio strategy. This transaction is good for GE shareholders, who gain equity in an organization at the forefront of rail innovation; for GE, as we work to reduce leverage and strengthen our balance sheet; and for Wabtec, which now has a stronger and more diversified business mix to serve its customers. The GE and Wabtec teams worked hard to complete this deal, and I am excited by the opportunities ahead for Wabtec.”

Under the previously disclosed terms of the transaction, GE distributed all 8.7 billion shares of common stock of Transportation Systems Holdings Inc. (“SpinCo”) with respect to the shares of GE common stock outstanding as of the close of business on February 14, 2019 by means of a pro rata distribution (the “Spin-off”), and SpinCo and a subsidiary of Wabtec then merged.

The exchange ratio for the combined Spin-off/merger transaction is 0.005371, meaning participating GE shareholders will receive 0.005371 shares of Wabtec common stock for each outstanding share of GE common stock held. Stated another way, for each approximately 186 shares of GE common stock held, a GE shareholder will receive one share of Wabtec common stock.

In the transaction, GE received approximately $2.9 billion in cash as well as shares of Wabtec common stock and Wabtec non-voting convertible preferred stock that, together, represent an approximately 24.9% ownership interest in Wabtec.

About GE
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